Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	March 31, 2010	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Casey McManemin	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES THE ACQUISITION OF PRODUCING AND NONPRODUCING MINERAL AND ROYALTY PROPERTIES IN 17 STATES

DALLAS, TEXAS --  Dorchester Minerals, L.P. (“DMLP”) today consummated the acquisition of producing and nonproducing mineral and royalty interests located in 206 counties and parishes in 17 states from multiple parties.  The properties consist of varying undivided interests in approximately 700,000 gross acres located primarily in Texas and North Dakota. The Texas properties are concentrated in the Permian Basin and include interests in the Seminole (San Andres) Unit and Goldsmith Fields in Gaines and Ector counties. The North Dakota properties include interests in the Cedar Hills South Unit and portions of the Bakken Shale trend. The properties were acquired by the parties in a series of transactions in the early 1990’s in which one of DMLP’s predecessors also acquired an undivided interest; consummation of this transaction results in DMLP increasing its current interest by approximately 25%.  Oil and gas sales volumes attributable to the properties during 2009 were approximately 18,000 bbls and 130,000 mcf, respectively.

The transaction is structured as a non-taxable contribution and exchange. The contributing entities conveyed their interests in a partnership that now owns the properties to DMLP in exchange for 835,000 common limited partnership units.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.